Exhibit 4.4
     This Warrant and any shares acquired upon the exercise of this Warrant have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred in the absence of such registration or an exemption therefrom under such Act and any applicable state securities laws.
     This Warrant is issued pursuant to the Warrant Purchase Agreement dated as of October 28, 2010 and if any provision of this Warrant is found to conflict with such Warrant Purchase Agreement, the provisions of such Warrant Purchase Agreement shall prevail.
No. W-2
HARVEST NATURAL RESOURCES, INC.
COMMON STOCK PURCHASE WARRANT
     Harvest Natural Resources, Inc., a Delaware corporation (together with any corporation which shall succeed to or assume the obligations of Harvest Natural Resources, Inc. hereunder, the “Company”), hereby certifies that, for value received, MSD Energy Investments Private II, LLC (the “Investor”), or its assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time during the Exercise Period (as defined in Section 12 hereof) up to 400,000 fully paid and non-assessable shares of Common Stock (as defined in Section 12 hereof), at a purchase price per share equal to the Exercise Price (as defined in Section 12 hereof). The number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price are subject to adjustment as provided herein.
     This Warrant is issued pursuant to the Warrant Purchase Agreement (as amended and in effect from time to time, the “Warrant Purchase Agreement”), dated as of October 28, 2010, between the Company and the initial purchaser named therein, a copy of which is on file at the principal office of the Company. The holder of this Warrant shall be entitled to all of the benefits and shall be subject to all of the obligations of the Warrant Purchase Agreement.
1. DEFINITIONS. Terms defined in the Warrant Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined. Certain terms are used in this Warrant as specifically defined in Section 12 hereof.
2. EXERCISE OF WARRANT.
     2.1. Exercise. This Warrant may be exercised prior to its expiration pursuant to Section 2.5 hereof by the holder hereof at any time or from time to time during the Exercise Period, by surrender of this Warrant, with the form of subscription attached hereto duly executed by such holder, to the Company at its principal office, indicating such holder’s election to exercise this Warrant as to a specified number of shares pursuant to the net exercise provisions of Section 2.2. This Warrant shall be deemed exercised for all purposes as of the close of business on the day on which the holder has delivered this Warrant and the subscription form to the Company, regardless of when the Company issues the certificates evidencing the shares issuable upon such exercise. In the event the Warrant is not exercised in full, the Company, at its expense, will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder hereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares (without giving effect to any adjustment therein) for which this Warrant shall have been exercised.
     2.2. Net Exercise. The holder may elect to exercise this Warrant at any time or from time to time, by receiving shares of Common Stock equal to the number of shares determined pursuant to the following formula:

X =	Y (A - B)

A
     where,
X =	the number of shares of Common Stock to be issued to Holder;

Y =	the number of shares of Common Stock as to which this Warrant is to be exercised (as indicated on the subscription form);

A =	the closing price on the Principal Market of the Common Stock calculated as of the Trading Day immediately preceding the date of exercise; and

B =	the Exercise Price.
     2.3. Antitrust Notification. If the holder of this Warrant determines, in its sole judgment upon the advice of counsel, that an exercise of this Warrant pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall, within seven (7) business days after receiving notice from such holder of the applicability of the HSR Act, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form and any supplemental information required to be filed by it pursuant to the HSR Act in connection with the exercise of this Warrant. Any such notification and report form and supplemental information will be in full compliance with the requirements of the HSR Act. The Company will furnish to such holder promptly (but in no event more than five (5) business days) such information and assistance as such holder may reasonably request in connection with the preparation of any filing or submission required to be filed by such holder under the HSR Act. The Company shall respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ (and in no event more than three (3) business days after receipt of such inquiry or request). The Company shall keep such holder apprised periodically and at such holder’s request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. The Company shall bear all filing or other fees required to be paid by the Company and such holder (or the “ultimate parent entity” of such holder, if any) under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the Company and such holder in connection with the preparation of such filings and responses to inquiries or requests. In the event that this Section 2.3 is applicable to any exercise of this Warrant, the purchase by such holder of the Exercise Shares subject to such exercise, and the payment by such holder of the Exercise Price therefor, shall be subject to the expiration or earlier termination of the waiting period under the HSR Act (with the exercise date of this Warrant being deemed to be the date immediately following the date of such expiration or early termination).

     2.4. Termination. This Warrant shall terminate upon the earlier to occur of (i) exercise in full or (ii) the expiration of the Exercise Period.
3. REGISTRATION RIGHTS. The holder of this Warrant has certain rights to require the Company to register the Warrant Shares under the Securities Act and any blue sky or securities laws of any jurisdictions within the United States at the time and in the manner specified in the Warrant Purchase Agreement.
4. DELIVERY OF STOCK CERTIFICATES ON EXERCISE. As soon as practicable after any exercise of this Warrant and in any event within three (3) Trading Days thereafter, the Company shall, at its expense (including the payment by it of any applicable issue or stamp taxes), cause to be issued in the name of and delivered to the holder, or as the holder may direct, a certificate or certificates evidencing the number of fully paid and nonassessable shares of Common Stock (or Other Securities, as applicable) (which number shall be rounded up to the nearest whole share in the event any fractional share may otherwise be issuable upon such exercise) to which the holder shall be entitled on such exercise, in such denominations as may be requested by the holder, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the shares of Common Stock (or Other Securities) issuable upon any exercise of this Warrant, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program or a similar program, upon request of the holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant to the holder (or its designee), by crediting the account of the holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the holder (or its designee).
5. ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS AND RECLASSIFICATIONS.
     5.1. Distribution of Assets; Spin-Off. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a Spin-Off, dividend, reclassification, corporate rearrangement or other similar transaction, but excluding cash dividends adjustments in respect of which are provided for in Section 5.2 hereof and excluding stock dividends or stock splits adjustments in respect of which are provided for in Section 7 hereof) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:
          (a) (i) the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which:
          (A) the numerator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date minus the Fair Market Value of the Distribution applicable to one share of Common Stock, and

          (B) the denominator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date;
and (ii) the number of Exercise Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i) of this Section 5.1(a); and
          (b) Notwithstanding the provisions of the foregoing clause (a), in the event of a Spin-Off in which the Distribution is of common stock of a subsidiary of the Company, then (i) the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which:
          (A) the numerator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date minus the Fair Market Value of the Distribution applicable to one share of Common Stock, and
          (B) the denominator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date;
and (ii) the number of Exercise Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i) of this Section 5.1(b); and (iii) the holder of this Warrant shall receive an additional warrant to purchase common stock of such company, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of common stock of such company that would have been issuable or distributed to the holder of this Warrant pursuant to the Distribution had the holder exercised this Warrant for cash for the full number of shares of Common Stock on the face of this Warrant (notwithstanding the requirement that this Warrant be exercised pursuant to the net exercise provisions of Section 2.2) immediately prior to such record date and with an exercise price equal to the amount by which the Exercise Price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the preceding clause (i) of this Section 5.1(b).
     5.2. Cash Dividends. In case at any time or from time to time, the holders of Common Stock shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, any cash dividend or distribution, then (a) the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such cash dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which:

          (i) the numerator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date minus the amount of the cash dividend or distribution applicable to one share of Common Stock, and
          (ii) the denominator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date;
and (b) the number of Exercise Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such cash dividend or distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (a) of this Section 5.2.
     5.3. Other Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, or any stock repurchase or buyback), then the Company’s Board of Directors, acting in good faith and consistent with their fiduciary duties, shall make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrant.
6.	ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC.
     6.1. Certain Adjustments. In case at any time or from time to time, the Company shall (i) effect a capital reorganization, reclassification or recapitalization, (ii) consolidate with or merge into any other person, or (iii) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then in each such case, this Warrant shall thereafter be exercisable for the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock upon such reorganization, reclassification, recapitalization, consolidation, merger or transfer, in respect of that number of shares of Common Stock for which this Warrant could have been exercised immediately prior to such reorganization, reclassification, recapitalization, consolidation, merger or transfer; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the exercise of this Warrant.
     6.2. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 6, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 8 hereof.

7.	ADJUSTMENTS FOR ISSUANCE OF COMMON STOCK AND AMOUNT OF OUTSTANDING COMMON STOCK.
     7.1. General. If at any time there shall occur any stock split, stock dividend, reverse stock split or other subdivision of the Company’s Common Stock (“Stock Event”), then the number of shares of Common Stock to be received by the holder of this Warrant shall be appropriately adjusted such that the proportion of the number of shares issuable hereunder to the total number of shares of the Company (on a fully diluted basis) prior to such Stock Event is equal to the proportion of the number of shares issuable hereunder after such Stock Event to the total number of shares of the Company (on a fully-diluted basis) after such Stock Event. The Exercise Price shall be proportionately decreased or increased upon the occurrence of any Stock Event; provided that in no event will the Exercise Price be less than the par value of the Common Stock.
     7.2. Other Securities. In case any Other Securities shall have been issued, or shall then be subject to issue upon the conversion or exchange of any stock (or Other Securities) of the Company (or any other issuer of Other Securities or any other entity referred to in Section 6 hereof) or to subscription, purchase or other acquisition pursuant to any rights or options granted by the Company (or such other issuer or entity), the holder hereof shall be entitled to receive upon exercise hereof such amount of Other Securities (in lieu of or in addition to Common Stock) as is determined in accordance with the terms hereof, treating all references to Common Stock herein as references to Other Securities to the extent applicable, and the computations, adjustments and readjustments provided for in this Section 7 with respect to the number of shares of Common Stock issuable upon exercise of this Warrant shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable on the exercise of the Warrant, so as to provide the holder of the Warrant with the benefits intended by this Section 7 and the other provisions of this Warrant.
     7.3. Adjustments for Dilutive and Other Events.
     (a) Issuance of Additional Shares of Common Stock. If at any time on or after the Bridge Date, the Company shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7.3(b) below), at a price per share (the “Offering Price”) which is lower than the Reference Price on the date of such issuance, then the number of shares of Common Stock to be received by the holder of this Warrant upon the exercise hereof shall be adjusted to that number determined by multiplying (a) the number of shares of Common Stock purchasable hereunder immediately prior thereto by (b) a fraction (i) the numerator of which shall be the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to the issuance of such shares of Common Stock plus (B) the number of shares of Common Stock issued in the subject transaction and (ii) the denominator of which shall be an amount equal to the sum of (x) the number of shares of Common Stock Deemed Outstanding immediately prior to the issuance of such shares of Common Stock plus (y) the quotient of (1) the Offering Price multiplied by the number of shares of Common Stock so issued by the Company, divided by (2) the Reference Price in effect immediately prior to the issuance of such shares. The provisions of this Section 7.3 shall not apply to (i) any issuance of additional Common Stock for which an adjustment is provided under Section 7.1 hereof, (ii) any issuance of Additional Shares of Common Stock the proceeds of which are immediately used for the repayment of all obligations of the Company under the Credit Agreement, and (iii) (A) the issuance of Common Stock upon the exercise of options outstanding on the date hereof and (B) the issuance of options after the date hereof for the purchase of up to 1,169,848 shares (subject to adjustments for stock splits, reverse stock splits, combinations and similar events) of Common Stock, and the issuance of Common Stock upon the exercise of such options, pursuant to the Company’s 2001 Long Term Stock Incentive Plan, the Harvest Natural Resources 2004 Long Term Incentive Plan, the Harvest Natural Resources 2006 Long Term Incentive Plan and the Harvest Natural Resources 2010 Long-Term Incentive Plan (collectively, the “Excluded Options”). When any adjustment is required to be made to the number of shares hereunder pursuant to this Section 7.3(a), the Exercise Price shall be reduced to a price (calculated to the nearest cent) as is equal to the quotient obtained by dividing (x) the product of the Exercise Price multiplied by the number of shares of Common Stock issuable upon exercise of this Warrant, in each case as in effect immediately before such adjustment, by (y) the number of shares of Common Stock issuable upon exercise of this Warrant immediately after giving effect to such adjustment.
     (b) Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time on or after the Bridge Date shall issue any Options (other than Excluded Options) or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, or, in case a record date shall have been fixed for such issuance, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 7.3(c) below) of such Additional Shares of Common Stock would be less than the Reference Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued (i) no further adjustment in the number of shares of Common Stock for which this Warrant is exerciseable shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, and (ii) upon the expiration or termination of any unexercised Option, the number of shares of Common Stock for which this Warrant is then exerciseable shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purpose of such readjustment; provided, however, that with respect to any Options or Convertible Securities issued by the Company for which there is a subsequent adjustment which increases the number of shares of Common Stock issuable upon conversion or exercise of such Options or Convertible Securities or an adjustment which decreases the exercise price or conversion price of such Options or Convertible Securities, then an adjustment to the number of shares of Common Stock for which this Warrant is exerciseable shall be made under this Section 7.3 upon any such adjustment to such Options or Convertible Securities as if such Options or Convertible Securities were deemed to have been cancelled and reissued.
     (c) Determination of Consideration. For purposes of this Section 7.3, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:
     (i) Cash and Property: Such consideration shall:

     (A) insofar as it consists of cash, be equal to the total cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;
     (B) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue determined as provided below; and
     (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received that is allocated to such Additional Shares of Common Stock, computed as provided in or pursuant to clauses (A) and (B) above.
If the Company shall issue (or shall be deemed to issue) Additional Shares of Common Stock for no consideration, such Additional Shares of Common Stock shall be deemed to have been issued for consideration equal to $.01 per share.
     (ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7.3(b), relating to Options and Convertible Securities, shall be determined by dividing
     (A) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
     (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
8. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in taking all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrant against dilution. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of stock receivable on the exercise of the Warrant above the amount payable therefor on such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of the Warrant from time to time outstanding, and (iii) subject to Section 14, will not transfer all or substantially all of its properties and assets to any other entity (corporate or otherwise), or consolidate with or merge into any other entity or permit any such entity to consolidate with or merge with the Company (if the Company is not the surviving entity), unless such other entity shall expressly assume in writing and will be bound by all the terms of this Warrant and the Warrant Purchase Agreement.
9. CERTIFICATE AS TO ADJUSTMENTS. In each case of any event that may require any adjustment or readjustment in the shares of Common Stock issuable on the exercise of this Warrant, the Company at its expense will promptly prepare a certificate setting forth such adjustment or readjustment, or stating the reasons why no adjustment or readjustment is being made, and showing, in detail, the facts upon which any such adjustment or readjustment is based, including a statement of (i) the number of shares of Common Stock Deemed Outstanding, and (ii) the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted and readjusted (if required by Section 7) on account thereof. The Company will forthwith mail a copy of each such certificate to each holder of a Warrant, and will, on the written request at any time of any holder of a Warrant, furnish to such holder a like certificate setting forth the calculations used to determine such adjustment or readjustment.
10. NOTICES OF RECORD DATE. In the event of:
     (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or
     (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or any consolidation or merger of the Company with or into any other Person or any other Fundamental Change; or
     (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,
     (d) any proposed issue or grant by the Company of any shares of stock of any class or any other securities, or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities (other than any issuance or grant to which Section 7.3 hereof does not apply);
then, and in each such event, the Company will mail or cause to be mailed to the holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is anticipated to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up and (iii) the amount and character of any such stock or other such securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which any such action is to be taken.
11. RESERVATION OF STOCK ISSUABLE ON EXERCISE OF WARRANT. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, a number of shares of Common Stock equal to the total number of shares of Common Stock from time to time issuable upon exercise of this Warrant, and, from time to time, will take all steps necessary to amend its Certificate of Incorporation to provide sufficient reserves of shares of Common Stock issuable upon exercise of this Warrant.
12. DEFINITIONS. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:
     Additional Shares of Common Stock means all shares of Common Stock issued (or, pursuant to Section 7.3(b) hereof, deemed to be issued) by the Company after the date hereof, including without limitation any treasury shares sold or otherwise transferred by the Company, but excluding shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock for which an adjustment is made pursuant to Section 7.1 hereof, but excluding shares of Common Stock issued or issuable upon exercise of any Excluded Options.
     Appraisal Procedure means a procedure whereby two independent appraisers, one chosen by the Company and one by the holder (or if there is more than one holder, a majority in interest of holders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the holder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the holder. The costs of conducting any Appraisal Procedure shall be borne by the holder requesting such Appraisal Procedure, except (A) the fees and expenses of the appraiser appointed by the Company and any other costs incurred by the Company shall be borne by the Company and (B) if such Appraisal Procedure shall result in a determination that is disparate by 5% or more from the Company’s initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.
     Bridge Date shall have the meaning assigned to such term in the Credit Agreement.

     Common Stock means (i) the Company’s Common Stock, $.01 par value per share, (ii) any other capital stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (iii) any other securities into which or for which any of the securities described in clauses (i), or (ii) above have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.
     Common Stock Deemed Outstanding means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at such time upon conversion of any Convertible Securities and Options (other than this Warrant and any other warrants issued under the Warrant Purchase Agreement) then outstanding to the extent such Convertible Security or Option is (i) convertible, exercisable or exchangeable at such time and (ii) convertible, exercisable or exchangeable at a price that is less than the Fair Market Value of a share of Common Stock issuable upon such conversion, exercise or exchange at such time.
     Convertible Securities means any evidences of Indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.
     Exercise Period means the period commencing on the Closing Date under the Warrant Purchase Agreement and ending on the fifth anniversary of such date.
     Exercise Price means (i) until the Bridge Date, a purchase price per share of $20.00, as adjusted from time to time as provided herein, and (ii) as of and following the Bridge Date, a purchase price per share equal to the lower of $15.00 or 120% of the average closing bid price, as reported by Bloomberg Financial Markets, on the Principal Market of the Common Stock for the twenty (20) consecutive Trading Days immediately preceding the Bridge Date.
     Exercise Shares means the shares of Common Stock for which this Warrant is then being exercised.
     Fair Market Value means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the holder does not accept the Board of Director’s calculation of fair market value and the holder and the Company are unable to agree on fair market value, the Appraisal Procedure shall be used to determine Fair Market Value.
     Fundamental Change means the occurrence of one of the following:
     (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate beneficial owner of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock;
     (ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person , in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that beneficially owned, directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or
     (iii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.
     Market Price means, with respect to the Common Stock, on any given day, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     Option means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
     Other Securities refers to any stock (other than Common Stock) and other securities of the Company or any other entity (corporate or otherwise) (i) which the holder of this Warrant at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or (ii) which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities, in each case pursuant to Section 5 or 6 hereof.
     Preliminary Fundamental Change means, with respect to the Company, (A) the execution of a definitive agreement for a transaction or (B) the recommendation that stockholders tender in response to a tender or exchange offer, in the case of both (A) and (B), that would reasonably be expected to result in a Fundamental Change.
     Principal Market means, at any time, the securities exchange, quotation system or over-the-counter trading facility on which the Common Stock is then principally traded or quoted at such time.
     Reference Price means, on any date of determination, the greater of (i) the Market Price per share as of such date and (ii) the Exercise Price.
     Spin-Off means a transaction in which the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets in a transaction in which the Company does not receive compensation for such business, operations or assets, but causes securities of a subsidiary of the Company or another entity to be distributed or otherwise issued to security holders of the Company,

     Trading Day means, at any time, a day on which the Principal Market is open for the general trading or quotation of securities and the Common Stock is traded or quoted thereon without suspension or interruption.
13. LIMITATION ON BENEFICIAL OWNERSHIP. Notwithstanding the foregoing, the holder shall not be entitled to receive shares of Common Stock upon exercise of this Warrant to the extent (but only to the extent) that such receipt would cause the holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of shares of Common Stock which exceeds the Maximum Percentage of the shares of Common Stock outstanding at such time. This limitation on beneficial ownership shall be terminated (i) upon 61 days’ notice to the Company by the holder or (ii) immediately on the date that is 30 days prior to the expiration of the Exercise Period. Any purported delivery of shares of Common Stock upon exercise of this Warrant shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the holder becoming the beneficial owner of more than the Maximum Percentage of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to the holder upon exercise of this Warrant is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares of Common Stock as promptly as practicable after the holder gives notice to the Company that such delivery would not result in such limitation being triggered. For purposes of this Section 13, (a) the term “Maximum Percentage” shall mean initially 5%; provided, that if at any time after the date hereof the Holder Group beneficially owns in excess of 5% of the outstanding shares of Common Stock (excluding any shares issuable under this Warrant and any other convertible security including a similar limitation), then the Maximum Percentage shall automatically increase to 10% so long as the Holder Group owns in excess of 5% of the outstanding shares of Common Stock (excluding any shares issuable under this Warrant and any other convertible security including a similar limitation), and (b) the term “Holder Group” shall mean the holder of this Warrant plus any other person with which such holder is considered to be part of a group under Section 13 of the Exchange Act or with which such holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. The limitations in this Section 13 shall not have an effect on any calculation or payment due to the Holder of this Warrant pursuant to Section 14 hereof.
14. FUNDAMENTAL CHANGE. Upon the occurrence of a Fundamental Change, the Company shall, upon the consummation of such Fundamental Change, repurchase all of this Warrant at the higher of (i) the Fair Market Value of the Warrant and (ii) a valuation based on a computation of the option value of the Warrant using Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Exhibit A. Payment of such purchase price by the Company to the holder of this Warrant shall be due in cash upon the occurrence of the Fundamental Change. The fact that this Warrant can only be exercised on a cashless net exercise basis as provided in Section 2.2 shall not have any effect on any calculation or payment due to the Holder of this Warrant pursuant to this Section 14. Any such calculation or payment shall assume that this Warrant may be exercised either for cash or on a cashless basis, at the Holder’s election. The Company agrees that it will not take any action resulting in a Preliminary Fundamental Change or a Fundamental Change in the absence of definitive documentation providing for such repurchase of the Warrant pursuant to this Section 14.
15. WARRANT AGENT. The Company may, by written notice to the holder of this Warrant, appoint an agent for the purpose of issuing Common Stock on the exercise of this Warrant pursuant to

Section 2 hereof, and exchanging or replacing this Warrant pursuant to the Warrant Purchase Agreement, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.
16. REMEDIES. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
17. NOTICES. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, or sent by overnight courier (or sent in the form of a telex or telecopy) at such address as may have been furnished to the Company in writing by such holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company.
18. MISCELLANEOUS. In case any provision of this Warrant shall be invalid, illegal or unenforceable, or partially invalid, illegal or unenforceable, the provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Warrant and any term hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the domestic substantive laws (and not the conflict of law rules) of the State of New York. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. Notwithstanding anything contained herein to the contrary, any calculation or analysis under this Warrant shall assume that this Warrant may be exercised either for cash or on a cashless net exercise basis, at the Holder’s election, notwithstanding that this Warrant may only be exercised on a cashless basis pursuant to the net exercise provisions set forth in Section 2.2.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.
Dated as of October 28, 2010

HARVEST NATURAL RESOURCES, INC.
By:	/s/ James A. Edmiston
	Name:	James A. Edmiston
	Title:	President and Chief Executive Officer

FORM OF SUBSCRIPTION
(To be signed only on exercise
of Common Stock Purchase Warrant)
TO: Harvest Natural Resources, Inc.
     1. The undersigned Holder of the attached Warrant hereby elects to exercise its purchase right under such Warrant to purchase shares of Common Stock of Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), with respect to ____________ shares of Common Stock pursuant to the net exercise provisions specified in Section 2.2 of the Warrant.
     2. Please issue a stock certificate or certificates representing the appropriate number of shares of Common Stock in the name of the undersigned or in such other name(s) as is specified below:

Name:

Address:

TIN:

Dated:

(Signature must conform exactly to name of Holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)
     For value received, the undersigned hereby sells, assigns, and transfers unto ____________ the right represented by the within Warrant to purchase              shares of Common Stock of Harvest Natural Resources, Inc., a Delaware corporation, to which the within Warrant relates, and appoints _______________ attorney to transfer such right on the books of Harvest Natural Resources, Inc., with full power of substitution in the premises.

[insert name of Holder]
Dated:	By:
Title:

[insert address of Holder]

Signed in the presence of:

EXHIBIT A
Black-Scholes Assumptions
For the purpose of this Exhibit A:
     “Acquiror” means (A) the third party that has entered into definitive document for a transaction, or (B) the offeror in the event of a tender or exchange offer, which could reasonably result in a Fundamental Change upon consummation.

Underlying Security Price:
•     In the event of a merger or acquisition, (A) in the event of an “all cash” deal, the cash per share offered to the Company’s stockholders by the Acquiror; (B) in the event of an “all stock” deal, (1) in the event of a fixed exchange ratio transaction, the product of (i) the average of the Market Price of the Acquiror’s common stock for the ten trading day period ending on the day preceding the date of the Preliminary Fundamental Change and (ii) the number of Acquiror’s shares being offered for one share of Common Stock and (2) in the event of a fixed value transaction, the value offered by the Acquiror for one share of Common Stock; (C) in the event of a transaction contemplating various forms of consideration for each share of Common Stock, the cash portion, if any, shall be valued as clause (A) above and the stock portion shall be valued as clause (B) above and any other forms of consideration shall be valued by the Board of Directors of the Company in good faith, without applying any discounts to such consideration.

• In the event of all other Fundamental Change events, the average of the Market Price of the Common Stock for the ten trading day period beginning on the date of the Preliminary Fundamental Change.

Exercise Price:	The Exercise Price as adjusted and then in effect for the Warrant.

Dividend Rate:	The Company’s annualized dividend yield as of the date of the Preliminary Fundamental Change in the event of a Fundamental Change (the “Reference Date”).

Interest Rate:	The applicable U.S. 5 year treasury note risk free rate as of the Reference Date.

Model Type:	Black-Scholes

Exercise Type:	American

Put or Call:	Call

Trade Date:	The Reference Date

Expiration Date:	The expiration of the Exercise Period

Settle Date:	The Reference Date plus one business day

Exercise Delay:	0

Volatility:	The average daily volatility over the previous six months for the Common Stock as listed by Bloomberg L.P., as of the Reference Date
Such valuation of the Warrant based on the Black-Scholes methodology shall not be discounted in any way. If the holder disputes such Black-Scholes valuation pursuant to this Exhibit A as calculated by the Company, the Company and the holder will choose a mutually-agreeable firm to compute the valuation of the Warrant using the guidelines above, and such valuation shall be final. The fees and expenses of such firm shall be borne equally by the Company and the holder. In the event that a new warrant is issued by a company in a Spin-Off from the Company pursuant to Section 5.1(b) of the Warrant, references in this Exhibit A to such spun-off company’s “Dividend Rate” and “Volatility” shall refer those of the Company unless at the time of such measurement, such spun-off company has been trading in the public markets for at least 6 months.